Final Transcript

SYNTROLEUM CORPORATION: 4th Quarter and Year-End Conference

March 7, 2012/11:00 a.m. EST

SPEAKERS
Karen Power – Senior Vice President and Principal Financial Officer
Gary Roth – President and CEO

PRESENTATION
Moderator
Good morning, and welcome to the Syntroleum Corporation Fourth
Quarter and Year-End 2011 Conference call. All participants
will be in listen-only mode. After today’s presentation, there will be an opportunity to ask questions. Please note, this
event is being recorded.

I’d now like to turn the conference over to Karen Power, Senior Vice President and Principal Financial Officer.

K.	Power Good morning and thank you for joining us today. Remarks for today’s call will be presented by Karen Power, Senior Vice President and Principal Financial Officer, who will report the financial results for the year ended December 31, 2011, followed by Syntroleum’s President and Chief Executive Officer, Gary Roth.

Before we begin our remarks, I would like to remind everyone that during this call, we will make certain forward-looking statements as well as use historical information. Words such as believe, estimate, expect, intend, plan, anticipate, could or should are intended to identify forward-looking statements. Although Syntroleum believes that expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties. Future results may differ materially from those projected in these forward-looking statements. You are encouraged to refer to our SEC filings, including our most recent annual report on Form 10-K for a full disclosure of these risks and uncertainties.

For the year ended December 31, 2011, the company reported an operating loss of $3.0 million resulting from total revenues of $4.2 million and operating expenses of $7.2 million. The total net loss for the year ended December 31, 2011 was $16.9 million. $13.9 million of this loss relates to Dynamic Fuels operations for their twelve months ended September 30, 2011.

We do not consolidate Dynamic Fuels, instead we report using the equity method of accounting. Income or losses under the equity method are reported below operating income as Income or Loss in Equity of Dynamic Fuels. Per GAAP, we do not report gross revenues associated from Dynamic Fuels because the entity is not consolidated. We will only report our share of the total net income or loss.

As reported in our 10K, Dynamic Fuels had revenues of $127.1 million and operating expenses and general and administrative expenses of $153.9 million and other expense of $2.5 million resulting in a net loss of $29.3 million for the year ended September 30th, of which we report 50% in our Syntroleum financials. During this time period 25.5 million gallons of renewable fuels were sold and 26.0 million gallons were produced. For the 12 months ended December 31, 2011, Dynamic Fuels produced 33.5 million gallons.

As of December 31, 2011, Syntroleum’s cash balance was $22.6 million. We have not provided any additional working capital funds to Dynamic Fuels since November of 2011.

Now I’ll turn the call over to Gary Roth.

G. Roth Thank you, Karen. Effective January 1, 2012, Dynamic Fuels restructured its renewable diesel sales effort via its agreements with Mansfield Oil Company. As a result, Dynamic Fuels achieved 100% of full RIN value diesel pricing in January 2012 as compared to 88% of full RIN value pricing for the 12 months ended December 2011. We define full RIN value as ULSD gulf coast plus subsidies, if any, plus 1.7 times RIN price. Had Dynamic Fuels sold its fuel on a full RIN value basis for calendar year 2011, it would have recognized an operating loss of $2.7 million versus an operating loss of $24 million.

During calendar year 2011, Dynamic Fuels ran at an average uptime of 47% with operating costs of $1.65 per gallon. Assuming average uptime of 75%, full RIN value diesel pricing and operating costs of $1.00 per gallon, operating income would have been $33 million in 2011.

Effective January 1, 2012, Dynamic Fuels entered into an 18 month arrangement with Mansfield Oil Company, the largest fuel supply chain manager in the United States. The arrangement allows Dynamic Fuels to nominate up to 100% of the Geismar diesel production and Mansfield is required to take the nominated volumes at posted ULSD and RIN prices less an industry standard fee. In addition, Dynamic Fuels and Mansfield will market renewable diesel directly to fleet customers. Mansfield has a sales force of approximately 50 people who call on national fleets, railroads, transit authorities and other state and local entities. In addition to sales support, Mansfield supplies logistics and back office operations for sales to all 50 states. Our arrangement with Mansfield provides Dynamic Fuels the flexibility to sell to Mansfield or direct to the customer.

As an example of the cooperation between Mansfield and Dynamic Fuels, we announced the first fleet relationship with Norfolk Southern on February 14th. Dynamic Fuels is supplying Norfolk Southern’s Meridian, Mississippi rail yard with approximately 750,000 gallons per month of renewable diesel since early January. As stated by Norfolk Southern, ““Our locomotive engines are completely compatible with the pure renewable diesel provided by Dynamic Fuels and Mansfield.” The Norfolk Southern transaction is a perfect example of a customer using drop in renewable diesel fuel, while allowing them to achieve their sustainability objectives without sacrificing performance.

Dynamic Fuels has completed the production of 450,000 gallons of middle distillate for the U.S. Navy. Dynamic Fuels and Solazyme competitively bid and were awarded this contract in November 2011. Dynamic Fuels shipped and invoiced 121,000 gallons of marine diesel from the Geismar Plant to Port Orchard, Washington in February. The remaining 329,000 gallons have been delivered to a toll processor to fractionate into jet fuel and marine diesel. It is anticipated all products will be shipped to the Navy by the end of this month. The fuel meets military specifications which are stricter than those of commercial petroleum based fuels. This summer the Navy will use the fuel in the final qualification step for its Great Green Fleet initiative, whereby it plans to convert 50% of its energy needs to renewable sources by 2020. The fuel was produced from used cooking oil and algae oil. Solazyme provided 50,000 gallons of algae oil for this campaign. Our military fuel sales augment our hydro-treated renewable jet fuel that has been flown by KLM and Alaska Air.

As previously reported, we’ve had operating issues primarily related to the hydrogen compressor, the solvent recycle pump and feedstock pre-treatment.

We have significantly improved the reliability of the hydrogen compressor. The compressor has 2 types of valves, which I will refer to as type A and type B. As of March 1st, our type A valves, which are the third generation, have logged 6,390 hours of runtime, which is approaching typical commercial run times of 8,400 hours. The type B valves logged 3,700 hours before replacement in kind. We intend to replace the type B valves with new 4th generation type A valves. We have achieved 98% available uptime on the hydrogen compressor since May 2011.

Thus far in 2012 the solvent recycle pump has encountered technical issues and had available uptime of approximately 77%. This is compared to 70% in the 4th quarter ended December 2011 and 91% for the 3rd quarter ended September 2011. We now have over a year of operating data and as have concluded this pump type will not reliably respond to operational excursions examples of which include loss of electrical power and hydrogen supply disruptions. We have supplied historical operating data to five major pump vendors and have received expressions of interest and quotations from the vendors. In the interim, we are taking steps to further improve the reliability of the existing pump. To date, we have addressed seal life issues and corrosion debris issues. Recently, we have experienced alignment issues caused by misaligned connective piping. This problem was resolved during January and February. We have also taken steps to improve the wear resistance of the existing pump internals by changing materials of construction including procuring wear resistant rotors, balance drum and balance sleeve.

Over a year of operating history, we have seen a high degree of variability in the constituents in the feedstock. Working with our partner Tyson, we have designed replacements and modifications to the feedstock pretreatment system to improve the efficiency and robustness of the process. New primary processing equipment has been purchased with 1 unit expected to be installed in May and 2 units in September. Despite the variability of the feedstock received it has not impacted the quality of the finished products which consistently meet or exceed commercial and military standards.

Dynamic Fuels continues to expand its feedstock supplier network. To date, Dynamic Fuels has fully qualified 46 supplier facilities compared to 21 as of November 2011. We have received and processed shipments of inedible corn oil from ethanol plants. Approximately 40% of all ethanol plants have installed corn oil extraction technology and it is expected that most ethanol plants will install this technology in the coming years, creating a growing source of feedstock. A consultant to the National Biodiesel board estimates that if all dry mill corn ethanol plants install corn oil extraction technology, an estimated 350 to 375 million incremental gallons of inedible corn oil would be added to the supply chain annually.

Previously we reported December production of 4.4 million gallons or 70% of capacity. In January and February we produced 2.9 million gallons and 2.8 million gallons or 46% and 45% of capacity, respectively. This compares to an average rate of 58% of design for the quarter ended December 31, 2011. Our recent performance is impacted by downtime associated with the solvent recycle pump.

Beginning March 28, we will be taking the plant down due to hydrogen supply interruption. Our supplier is performing a catalyst change out and other maintenance operations which occur approximately every 7 years. This supply interruption is expected to last 4 weeks. We have been negotiating with an alternative hydrogen supplier, but cost effective solutions have not been found to date.

Concurrent with the hydrogen supply interruption, Dynamic Fuels will conduct a change out of the catalyst and guard beds within the hydro-treating reactors, which will take approximately 2 weeks. Dynamic Fuels does not intend to change out the catalyst in the isomerization unit. The turnaround in September 2011 lasted 14 days and mainly changed out the guard beds in the hydro-treating reactors. In addition to catalyst change out, Dynamic Fuels will perform routine maintenance on the hydrogen compressor, upgrade the process train heat exchangers and change out the solvent recycle pump internals with a new higher wear design.

As of January 1, 2012, the $1 per gallon tax subsidy for renewable diesel and biodiesel expired. RIN prices since the beginning of 2012 have ranged from $1.39 to $1.59 and are currently $1.44. RIN prices averaged $1.30 in 2011. Based on soy biodiesel economics, it is our conclusion that RINS have adjusted for the producer to recover approximately 70 to 80 cents of the $1 subsidy.

We reported to you in our last call EPA enforcement actions associated with the creation and distribution of fraudulent RINS. As a result of EPA’s actions, we have seen increased scrutiny of RINS by obligated parties. We understand that obligated parties are primarily accepting RINS from a select list of vetted producers who can document RIN chain of custody. Dynamic Fuels has had no issues with its RINS. We understand year to date RIN trading has been relatively light as obligated parties were focused on vetting 2011 RIN inventories for compliance, which was due to the EPA at the end of February. We expect that RIN trading will accelerate as obligated parties focus on accumulating 2012 RINS to meet the 1 billion gallon mandate. We believe the fundamentals of the RIN market remain intact.

With respect to feedstock prices, our weighted average feedstock price for the 12 months ended December 31 was 52 cents per pound. This compares delivered to crude degummed CBOT soybean oil prices of 59 cents per pound. Average 2012 feedstock prices were 46 cents per pound. Of the $146 million of feedstock purchased in 2011, approximately 60% was supplied by Tyson.

On our last call we discussed two main issues we were working to resolve: full value for our renewable diesel and increasing plant reliability.

With respect to renewable diesel pricing we have achieved this goal via our agreement with Mansfield Oil.

•	With respect to plant reliability:

•	The Hydrogen Compressor continues to operate at 98% available uptime.

•	The Feed Pre-treatment optimization is underway

•	After resolving issues relating to seals and corrosion products in 2011, we experienced excessive pump wear associated with incorrectly installed piping in 2012 which we have subsequently corrected. Additionally, we have improved materials of construction and will replace internal pump elements during the planned shutdown.

Let me update you on few other aspects of our business. We recently were given notice of allowance by the U.S. patent office for our phase change material composition patent.  Phase change material or PCM can be made from the intermediate hydro-deoxygenated paraffin product produced at the Geismar Plant. Our current work on this project is sponsored by a $1 million grant from the Department of Energy. This involves working with Oakridge National Laboratory and a gypsum board manufacturer to determine the optimal manufacturing conditions for wallboard incorporating PCM pellets. Wallboard manufactured with our PCM pellets has been installed at the Oakridge Natural Exposure Test Facility in Charleston, SC, where the performance of the enhanced wallboard is being determined.  The results so far show that our PCM pellets reduce both peak power requirements and net energy consumption.  To date, preliminary results indicate a 20-30% reduction in peak power requirements. The Oakridge program will be completed during the fourth quarter of 2012.

Sinopec continues to operate the SDF demonstrating Syntroleum FT technology. The results have been excellent and consistent with those observed by Syntroleum when running the Catoosa Demonstration Facility in the United States. Sinopec has been operating the SDF since June of 2010. We believe the momentum for Coal to Liquids in China is building and these encouraging results could lead Sinopec to develop a commercial plant using Syntroleum’s FT technology.

FT technology continues to look economically viable using GTL within the US. Recent gas prices have been approximately $2.50 per mcf while diesel prices have remained strong at approximately $3.25 per gallon. At current prices, the cash margin of a GTL plant would be approximately $85 a barrel. We continue to receive early stage interest from third parties about licensing our GTL technology.

Thank you for your attendance today. We will now open the call up for questions.

Moderator Our first question comes from Shawn Severson of JMP Securities.

S.	Severson I was wondering if you could work through kind of a timeline for us on the plant upgrades—pretreatment, the valves, and I know you just started bidding out proposals for the new pump. Could you just kind of walk through what the expected timeline is on that for each of those segments?

G.	Roth For phase one, one piece of equipment should be installed in May. Few more parallel pieces of equipment will be delivered and should be installed in September, that’s the primary pieces of equipment we’re buying now. We have engineered the balance of the equipment required in working with the Tyson feedstock folks and we are in the engineering procurement phase of those and we would expect that in general that that process would be done by the third—late-third, early fourth quarter.

S.	Severson When you mean done, do you mean installed and inline at the facility or just having the product ... go?

G.	Roth Installed in the facility.

S.	Severson Then in regards to the Navy contract, is there anything else—any more expected there? I mean what’s the signal so far, as far as incremental order ...?

G.	Roth The signal for the Navy is we need to get this trial volumes done. They need to run it in the fleet. They need to do their analysis, post fleet test and then maybe will make announcements from there.

S.	Severson The 18 month agreement with Mansfield—is there any specific criteria that has to be met in order for ... or just give it kind of an idea of how that would work at the end of the contract?

G.	Roth Let me let Ron Stinebaugh answer that question for you, Shawn.

R.	Stinebaugh We have the option for two one-year renewals at our option in addition to the 18 months.

S.	Severson To clarify—is this an exclusive agreement or could you go out and market on your own directly to other fleet buyers or do you intend to kind of work through Mansfield for pretty much everything, for all the incremental capacity.

R.	Stinebaugh The agreement allows us to nominate anywhere from zero to our full-plant volume. What working with Mansfield does is he has taxes, logistics, and back office at all 50 states. Dynamic Fuels, of course doesn’t so by working with Mansfield, it gives us access to easy deliveries in all those other areas outside the general Gulf Coast area. So it is more than just a marketing effort; it allows us to control our cost in terms of the administrative part of the business.

Moderator	Our next question is from Michael Prouting of 10K Capital.
M. Prouting
I had a couple of questions, first question is can you update us on the math on the RIN pricing because you said that you
thought that the current RIN pricing recaptured, I believe you said $0.70 to $0.80 of that dollar subsidy that is no longer there. Could you just walk us through the math on that?

R. Stinebaugh
Yes, Michael we took a look at soy biodiesel economics as
published by the Jacobson for last year and for early this year and we looked at gross margin. So if you look at the gross
margin in the third quarter and fourth quarter, it’s about
$0.74 to $0.77 for a typical soy biodiesel producer; for
January, it was $0.51. So just kind of looking at their gross margin, it looks to us like most of the dollar has been
recaptured but not quite all of it. So they’re still making
money and almost at a level that they were making on gross
margin basis last year.

M.	Prouting That’s interesting as far as it applies to the rest of the industry, but can you talk to what the impact is for you guys. Can you just walk us through that same math for you guys in terms of how much of that dollar you believe that you can recapture or have recaptured at current pricing?

R.	Stinebaugh We think it’ consistent for the industry.

M.	Prouting Then as far as the hydrogen supply issue, what’s the timing around that of when you expect to be down for four weeks and when you do expect to be back up again?

G.	Roth We expect to go down March 27th or 28th, depending on scheduling optimization. And we expect to be down for four weeks unless we find another hydrogen supply, which we are actively in discussions with.

M.	Prouting Then finally, obviously, this multiple engineering issues that you’re tackling and you mentioned different timelines associated with those different issues. Once you’re back up after the four weeks and assuming progress on those issues as you anticipate and no other unanticipated issues, any thoughts on where you might be—I guess it would be effectively in May, I suppose. Any thoughts in terms of where you might be as a percent of design capacity in May?

G.	Roth We hope to be at 100%. If we look at our production today of fresh feed plus rerun, we’re running at 96% at capacity, when I looked at the DCS an hour ago.

Moderator	We do have a question from JinMing Liu of Ardour Capital.
J. Liu	In your K, you just mentioned that during the past year Dynamic Fuels experienced some disruptions in the feedstock supply. When did that happen?

G.	Roth That was during the early part of this year, when we had the Mississippi floods, if you remember. And then during that part of the year, railcars got diverted, as they couldn’t get around the Mississippi, so we had a short disruption associated with railcars and the floods in the Midwest.

J.	Liu So you didn’t experience any disruption in the recent months?

G.	Roth We have not experienced any disruption in recent months.

J.	Liu I noticed animal fat price increased recently and based on current market prices, what is your gross market for the Dynamic Fuels production?

G.	Roth Can I tell you exactly today? I probably can’t tell you today, but for—

J.	Liu But for say February or March

R.	Stinebaugh Gross margin for February and March has been north of the dollar—$1.10, $1.15, $1.20 just depending on the day; ... $1.10 today,

J.	Liu Lastly, what type of fat or grease you mainly use—is it yellow grease or lower ... tallow?

G.	Roth Well, we’ve used all types of grease, including yellow grease and beef tallow. Currently today, we’re generally running more yellow grease than we are beef tallow.

Moderator	Next we have a question from Anthony Chen of ALCK.
A. Chen
You mentioned during the downtime when you had the hydrogen
disruption, you’re going to change out some of your catalyst. I know you mentioned changing out that catalyst. Are you changing any of the precious metal catalysts at that time?

G.	Roth No, we are not. The isomerization catalyst is not to be changed out.

A.	Chen So it’s working fine?

G.	Roth Yes, it is.

Moderator Next question comes from Jay Dunlea at CPAs and Advisors.

J.	Dunlea You mentioned before about the design capacity that is currently running. And I guess my question is—I got a couple of questions here—is with regards to January and February results, why is there such a delay in getting that kind of information out? If you already know like you’re currently running 96% how comes it’s hard to get that information. We’ve tried emailing, calling. Is there any consistency to the production output?

And also I had a question in the last call last quarter with regards to the grand opening—just wanted to get any kind of update on both of them. Communication seems very lax and obviously with the January and February numbers, I can see why but I mean it’d be great to know if there is just going to be a consistent communication process going forward?

G.	Roth We report our quarterly and our audited report. We tend typically not to report month-by-month waiting on the review of the numbers. As for the grand opening, we continue to work on the plant and solving technical and operational problems in the plant and that’s really been our focus for the last year is identifying, solving and getting out up front of resolving plant issues. Typically, equipment purchases in these plants can run up to a year so we need to work on planning, get those planning and analysis done as quickly ... focus of the engineering and technical staff.

J.	Dunlea Then with regards to the hydrogen, when did that become like a known issue or is that just a recent discovery because that seems like that would be kind of material information for the shareholders to be aware of?

G.	Roth We put it here as we’ve done in our conference call. We understood the vendor had a previous hydrogen outage. We reported that. The supplier gives us notification and we get notification. It is being working on all alternative supplies, but as of today, we understand that we will not have supply for four weeks. There is a network of hydrogen pipelines in the area and often times various suppliers are able to work in different supplies from different suppliers, but in this case it is our understanding now that that’s not going to happen.

J.	Dunlea Okay, it just seems like one of those things where if it can go wrong it will go wrong here. So I guess it’s just been unfortunate.

G.	Roth Yes. It’s once in every seven or year event is our understanding, and it just so happened, this is our year.

Moderator Our next question is from Nick Biase of GV Capital.

N.	Biase I wanted a follow-up on the last gentleman’s question. Originally your monthly production numbers were being received monthly and then all of a sudden they stop and they stop at a time when the numbers aren’t so good. And I’ve also had similar difficulties getting through to Investor Relations and getting answers.

I think from a standpoint of investors, I would recommend and hope that you would try to resolve this. I would try to steer towards more information on a monthly basis as opposed to less. It was sort of an ill-advised time to make that maneuver going from monthly to quarterly when things weren’t great, because it does of course raise the issue of creditability. So I’d recommend that, A, we don’t do that in the future and B, I don’t see why—and maybe if you can tell me why—monthly data which you have been providing is no longer being provided.

G.	Roth We understood after we got through the first year it would be sufficient information to supply on a quarterly basis. We had continuing improvement in uptimes in the plant but we understand your concern. And we understand that we need to probably continue to report to you the production from the plant on a monthly basis.

N.	Biase I think—just to kind of explain why—absolutely. Considering the engineering issues we’ve had, it sort of our only visibility or gauge into what’s going on on a monthly basis versus quarterly. So if you take that away then it becomes a real blind flight.

G.	Roth Once again, we thank you for that input and we accept that we need to do a better communication with you and understand putting out plant numbers on a monthly basis is a way to do that.

Moderator We have a follow-up question from Michael Prouting of 10K Capital.

M.	Prouting Two questions—firstly, going forward, given the criticality of the hydrogen supply, would you expect to have some contingency plan in place if the seven year issue recurs again before we go through another seven years?

G.	Roth Yes. I would expect that to be the case. There is alternative supply now coming on—matter of fact, it’s coming on this week in Geismar. So we would expect to get able to access that supply in the future.

M.	Prouting Then I’m just wondering if you could give us a quick update on your thinking in terms of cash adequacy both at Dynamic Fuels itself and at Syntroleum?

G.	Roth As of year-end, we’ve had about $22 million in cash. At this time we think its sufficient cash to maintain and run the business. As we discussed in our conference call, if we have been on market pricing, we would have had significantly reduce loss and that’s where we are. We went at a loss of about $2.7 million versus $24 million, so that’s why that was on number one focus was to get our product into market pricing. The second focus of course is to get the plant at higher levels of capacity and reliability and that’s what we’re focused in.

M.	Prouting So in other words, at least given your kind of outlook, there is no need to raise additional capital either at the JV level or at the Syntroleum level?

G.	Roth The JV level will require capital for the capital upgrades but as for Syntroleum, we believe we have sufficient capital to fund our share of those capital upgrades.

Moderator	This concludes our question and answer session. I would like to turn the conference back over to Karen Power for any closing remarks.
K. Power	Again, we want to thank you for your attendance today and your interest in Syntroleum. Thank you.
Moderator	The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.